Exhibit 99.2

Sientra Announces Pricing of $13.2 Million Public Offering

SANTA BARBARA, Calif., October 21, 2022 (GLOBE NEWSWIRE) — Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company focused on enhancing lives by advancing the art of plastic surgery, today announced the pricing of its previously announced underwritten public offering of 34,782,600 shares of its common stock (or common stock equivalents) and accompanying warrants to purchase up to an aggregate of 34,782,600 shares of common stock. Each share of common stock (or common stock equivalent) is being sold together with one warrant to purchase one share of common stock at a combined public offering price of $0.38 per unit. The warrants have an exercise price of $0.46 per share, are exercisable immediately, and will expire five years following the date of issuance.

Craig-Hallum Capital Group is acting as sole managing underwriter for the proposed offering.

In addition, Sientra has granted the underwriter a 30-day option to purchase up to an additional 5,217,390 shares of its common stock and warrants to purchase up to an additional 5,217,390 shares of its common stock at the public offering price, less underwriting discounts and commissions.

The gross proceeds from the offering to Sientra, before deducting underwriting discounts and commissions and other offering expenses, and excluding any proceeds that may be received upon exercise of the warrants to purchase common stock, are expected to be $13.2 million. This offering is expected to close on or about October 25, 2022, subject to customary closing conditions. Sientra intends to use the net proceeds from the offering for general working capital purposes.

A shelf registration statement on Form S-3 (File No. 333-264888) relating to the securities being offered was filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 27, 2022. The offering is being made only by means of a prospectus supplement and accompanying prospectus that form a part of the shelf registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC, and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com. Before investing in the offering, you should read in their entirety the preliminary prospectus supplement and accompanying prospectus and the other documents that Sientra has filed with the SEC that are incorporated by reference in such preliminary prospectus supplement and the accompanying prospectus, for more complete information about Sientra and the proposed offering

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company exclusively focused on plastic surgery. The Company’s mission is to offer proprietary innovations and unparalleled partnerships that radically advance how plastic surgeons think, work and care for their patients. Sientra has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company’s product portfolio includes its Sientra round and shaped breast implants, the first fifth generation breast implants approved by the FDA for sale in the United States, its ground-breaking Allox2® breast tissue expander with patented dual-port and integral drain technology, the AuraGen fat grafting system, and BIOCORNEUM®, the #1 performing, preferred and recommended scar gel of plastic surgeons(*).

(* ) Data on file

Investor Relations Contact

Aman R. Patel, CFA

aman.patel@westwicke.com